Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

STANDARD HOLDINGS INC,

MARK DE LUCA,

STEPHANIE ROY DUFAULT,

DUNE INC.

AND

CREATD PARTNERS, LLC

Dated as of

October 3, 2021

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 3, 2021 is entered into by and among Creatd Partners, LLC (“Buyer”), Standard Holdings, Inc. (“SHI”) and Mark De Luca (“De Luca”; De Luca together with SHI, collectively, “Sellers”) and, solely for purposes of Section 8.10, Stephanie Roy Dufault (“DuFault”). Buyer, Sellers and Du Fault are collectively referred to herein as the Parties and individually as a “Party.”

RECITALS

WHEREAS, Sellers collectively own 9,250,000 shares of common stock of Dune Inc., a Delaware corporation (the “Company”); and

WHEREAS, Buyer wishes to purchase from the Sellers, and Sellers desire to sell to Buyer, an aggregate total of 3,905,634 shares of the Company’s common stock (the “Purchased Shares”) consisting of 832,436 shares to be purchased from and sold by De Luca and 3,073,198 shares to be purchased from and sold by SHI.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Purchased Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”) except for the Encumbrance created by that certain Stockholder’s Agreement, dated as of August 16, 2021 (the “Stockholder’s Agreement”), by and among the Company, Buyer and each person identified on Schedule A to the Stockholder’s Agreement.

Section 1.02 Post-Closing Capitalization. After Closing, the Company’s capitalization will be as shown in Schedule 1.02.

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Shares shall be $424,694.40 (the “Purchase Price”), of which $90,519.00 shall be allocated and payable to De Luca (the “De Luca Purchase Price”) and $334,175.40 shall be allocated and payable to SHI (the “SHI Purchase Price”). Subject to Section 1.03(d) and Section 1.03(e), Buyer shall pay the Purchase Price to Sellers at the Closing as follows:

(a) Buyer shall cause Creatd Inc., a Nevada corporation (“Parent”) to issue and deliver to SHI 128,529 shares (the “SHI Stock Amount”) of Parent’s Common Stock (“Parent Common Stock”), which may be represented by one or more certificates, or, to the extent not in certificate form, such issuance of Parent Common Stock may be evidenced in book-entry form, at Buyer’s election. The SHI Stock Amount shall be subject to a six-month holding period (“Restricted Period”) subject to the provisions of 17 CFR § 230.144 (“Rule 144”) promulgated pursuant to the Securities Act of 1933 (the “Securities Act”); and

(b) Buyer shall cause Parent to issue and deliver to De Luca 34,815 shares (the “De Luca Stock Amount”) of Parent Common Stock, which may be represented by one or more certificates, or the extent not in certificate form, such issuance of Parent Common Stock may be evidenced in book-entry form, at Buyer’s election. The De Luca Stock Amount shall be subject to the Restricted Period subject to the provisions of Rule 144.

(c) Sellers agree and acknowledge that the Parent Common Stock to be issued to each of the Sellers pursuant to Section 1.03(a) and Section 1.03(b) shall constitute the entire consideration payable by Buyer for the Purchased Shares, and that none of the Purchase Price shall be payable in cash or any other form.

(d) Sellers acknowledge and agree that any Parent Common Stock to be issued to them in consideration of the Purchased Shares shall not be issued directly to them but shall, instead, be issued to either:

(i) Such Seller’s registered broker, if one exists, and if such registered broker is willing and able to hold restricted shares of Parent’s Common Stock until the expiration of the Restricted Period; or

(ii) Pacific Stock Transfer (“Transfer Agent”), Parent’s registered transfer agent, for future release to Sellers upon the expiration of the Restricted Period.

(e) Notwithstanding any other provision of this Section 1.03, Sellers agree that $50,000.00 worth of Parent Common Stock issuable to Sellers in consideration of the Purchased Shares (the “Indemnification Escrow Amount”), $39,343.14 of which shall be allocable to SHI and $10,656.86 of which shall be allocable to De Luca, shall be held in escrow and reserved in each Seller’s name by Transfer Agent (“Escrow Agent”) to secure the Sellers’ indemnification obligations hereunder. The Indemnification Escrow Amount shall be held in an account or accounts established by Escrow Agent (an “Escrow Account”) until the Escrow Release Date (as hereinafter defined) subject to the terms of Article VII hereof.

Section 1.04 Accredited Investor Status. As a condition to a Sellers’ receipt of any Parent Common Stock, each Seller individually represents and warrants to Buyer and Parent that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Brody Wilkinson PC, 2507 Post Road, Southport, CT 06890, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 10:00 AM ET time on the Closing Date.

Section 2.02 Company and Sellers Closing Deliverables. At the Closing, the Company and Sellers shall deliver to Buyer the following:

(a) A certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholders of the Company authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Sellers and the Company are a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(b) A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(c) A duly executed counterpart of an Amended and Restated Stockholder’s Agreement in substantially the same form as that attached hereto as Exhibit A (the “Amended and Restated Stockholder’s Agreement”) providing that:

(i) The Company’s Board of Directors consist of three (3) directors who shall be Jeremy Frommer, Laurie Weisberg and Thomas Punch;

(ii) All actions of the Board of Directors shall be taken and approved by simple majority vote;

(iii) Buyer shall have the sole right to name and elect replacement directors for Jeremy Frommer and Laurie Weisberg;

(iv) Thomas Punch, De Luca and Du Fault shall have the sole right to name and elect a replacement director for Thomas Punch, except as limited by the Amended and Restated Stockholder’s Agreement; and

(v) such other terms and provisions as the Parties may mutually agree as necessary or convenience in connection with the transactions contemplated by this Agreement.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Sellers the Parent Common Stock, less the Indemnification Escrow amount of Parent Common Stock, as set forth in and in accordance with the terms and conditions of Section 1.03, and a duly executed counterpart of the Amended and Restated Stockholder’s Agreement.

Section 2.04 Closing Net Current Asset Level Adjustment.

(a) At Closing, the Purchase Price shall be subject to adjustment as follows:

(i) either (1) an increase by the excess, if any, of the Net Current Asset Level minus the Target Net Current Asset Level; or (2) a decrease by the difference, if any, of the Net Current Asset Level less the Target Net Current Asset Level.

(ii) At least three (3) business days before the Closing, Seller and Buyer shall agree upon and prepare a statement setting forth their good faith estimate of Net Current Asset Level of the Company at Closing (the “Target Net Current Asset Level”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s financial statements for the most recent fiscal year end as if such Target Net Current Asset statement was being prepared and audited as of a fiscal year end.

(iii) For purposes of this Agreement, “Net Current Asset Level” shall mean the current assets of the Company, less the current liabilities of the Company, determined as of the open of business on the Closing Date.

Section 2.05 Withholdings. Buyer and Parent shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and Parent may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III
Representations and warranties of the company and sellers

The Sellers jointly and severally (except with respect to 3.01, which shall be made individually with respect to each Seller’s representations and warranties) represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of Sellers, after due inquiry.

Section 3.01 Organization and Authority of the Company and Sellers. The Company is a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.04) of the State of Delaware. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Sellers are a party, to carry out the obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which the Company and Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and each Transaction Document to which Sellers are a party constitute legal, valid and binding obligations of the Company and Sellers enforceable against the Company and Sellers in accordance with their respective terms.

Section 3.02 Capitalization.

(a) The Purchased Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the applicable Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Purchased Shares, free and clear of all Encumbrances.

(b) All of the Purchased Shares were issued in compliance with applicable Laws. None of the Purchased Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity (each, a “Person”).

(c) Except for the Stockholder’s Agreement, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements, or commitments relating to the Purchased Shares of the Company or obligating Sellers or the Company to issue or sell shares of, or any other interest in, the Company. Except for the Stockholder’s Agreement, there are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Purchased Shares.

Section 3.03 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.04 No Conflicts or Consents. The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws or other governing documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Sellers or the Company are a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.05 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at July 31 in each of the years in existence and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”) have been made available to Buyer; provided, however, that if the Sellers do not have audited financial statements for the Company, it will cooperate if the Buyer determines at any time that is needs audited financial statements of the Company. The Financial Statements are based on the books and records of the Company and present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of July 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.06 Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.08 Insurance. Schedule 3.08 sets forth a true and complete list of all current policies or binders of insurance maintained by the Company and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.09 Legal Proceedings; Governmental Orders.

(a) There are no Actions (as hereinafter defined) pending or, to Sellers’ knowledge, threatened against or by the Company, Sellers, or any Affiliate of Sellers: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.10 Compliance with Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Schedule 3.10(b) lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.11 Employee Benefit Matters.

(a) Schedule 3.11(a) contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b) For each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Buyer, or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d) The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.12 Employment Matters.

(a) Schedule 3.12(a) lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b) The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.13 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for the 2020 Tax period. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) Sellers are not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(e) The Company is and has been in compliance with all tax filings and taxes owed relating to personnel listed on Schedule 3.12(a)

Section 3.14 Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.15 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.16 Full Disclosure. No representation or warranty by the Company or Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller as follows:

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including without limitation issuance of the Parent Common Stock. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby (including without limitation issuance of the Parent Common Stock) and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby (including without limitation issuance of the Parent Common Stock), do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act. Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Parent Common Stock. The shares of Parent Common Stock issuable pursuant hereto, when issued by Buyer in accordance with this Agreement, will be duly issued, fully paid, and non-assessable.

Section 4.05 Condition of Assets/Cash Resources. Buyer has good and marketable title to all owned property used in its business, and Buyer has (or will have at Closing) available to it sufficient funds to satisfy its monetary obligations in order to consummate the transactions contemplated hereby.

Section 4.06 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Sellers shall, and shall cause their respective Affiliates, directors, officers, employees, consultants, counsel, accountants and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that such Seller can show that such information: (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For purposes of this Agreement, an “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 5.02 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, individually, collectively or through any of their respective Affiliates or Representatives: (i) engage in or assist others in engaging in any business, license, or activity that creates, markets, sells or otherwise promotes beverages with a beauty focus, whether tangible or intangible, by use of social media, and brand advertisement agencies (the “Restricted Business”) in the United States of America (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and promoters, customers or suppliers of the Company. Notwithstanding the above, a Seller may own, directly or indirectly, solely as an investment, securities of any Person: (x) traded on any national securities exchange if such Seller does not Control such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person; or (y) that is an investment fund over which Sellers do not exercise control

(b) During the Restricted Period, Sellers shall not, collectively or individually, and shall not knowingly permit any of their respective Affiliates or Representatives to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c) Sellers acknowledge and agree that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer and the Company, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post a bond).

(d) Sellers jointly and severally acknowledge and agree that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 5.02 is ever be adjudicated to exceed the time, geographic, product or service or any other limitations permitted by applicable Law in any jurisdiction, or any Governmental Order, then any court is expressly empowered and directed to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Leak-Out. Each Seller agrees not to sell, transfer, trade or otherwise dispose, on any given day, a number of Parent Common Stock that exceeds twenty percent (20%) of the daily trading volume of the Parent Common Stock on the immediately prior trading day.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.13; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 No Section 336(e) Election. Sellers shall not make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.13 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days.

ARTICLE VII
Indemnification

Section 7.01 Indemnification by Sellers. Subject to the other terms and conditions of this Article VII, Sellers shall jointly and severally indemnify, defend and hold harmless each of Buyer and its Affiliates (including, following the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or

(c) any acts, occurrences, or omissions related to the business or business activities of Company occurring after the Closing Date.

Section 7.03 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. An “Action” shall mean claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have twenty (20) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding with respect to Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.13 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

(e) Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) from the Indemnification Escrow Amount in accordance with Section 7.04; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Amount, from Sellers, jointly and severally.

Section 7.04 Escrow Procedure.

(a) At any time and from time to time on or prior to the first (1st) anniversary of this Agreement (the “Escrow Release Date”), if any Buyer Indemnitee makes a claim for indemnity pursuant to and in accordance with Section 7.03 (a “Claim”), the Buyer Indemnitee (or Buyer on its behalf) shall deliver to the Escrow Agent and Seller a written notice (an “Escrow Notice”) setting forth in reasonable detail the amount, nature and basis of the Claim by such Buyer Indemnitee. If the Escrow Agent has not received a written objection to such Claim or portion thereof or the amount of such Claim from Seller within ten (10) business days following the Escrow Agent’s and Seller’s receipt of such Escrow Notice, then on the eleventh (11th) day following such receipt, the Escrow Agent shall release, by wire transfer to an account or accounts designated by Buyer, an amount of Parent Common Stock of value equal to the amount of such Claim.

(b) If Seller in good faith delivers to the Escrow Agent and Buyer a written objection (a “Dispute Notice”) to any Claim or portion thereof or the amount of such Claim within ten (10) days following both the Escrow Agent’s and Seller’s receipt of such Escrow Notice, then the Escrow Agent shall not distribute to Buyer any portion of the Parent Common Stock in the Escrow Account that is the subject of the Dispute Notice until the Escrow Agent receives either (A) joint written instructions signed by Seller and Buyer authorizing the release to Buyer of the portion of the Parent Common Stock in the Escrow Account that is agreed upon as the amount recoverable in respect of the Dispute Notice or (B) a final and non-appealable order of any court of competent jurisdiction directing the release to Buyer of the portion of the Parent Common Stock in the Escrow Account that is determined to be the amount recoverable in respect of the Dispute Notice; provided, that notwithstanding the foregoing, if Seller objects in part to the amount of the Claim, the Escrow Agent shall, after the lapse of the aforementioned ten (10) day period, deliver to Buyer an amount from the Escrow Fund equal to the portion of the Claim not objected to by Seller. Upon receipt of such joint written instructions or such final and non-appealable order, as the case may be, the Escrow Agent shall release to Buyer such amount of the Parent Common Stock in the Escrow Account in accordance with such written instructions or final and non-appealable order.

(c) Within ten (10) business days of the Escrow Release Date (the "Distribution Date"), the Escrow Agent shall release to Sellers the remaining Parent Common Stock in the Escrow Account, less an amount required to satisfy all Unresolved Claims. For purposes of this Agreement, the term "Unresolved Claims" shall mean, as of the Escrow Release Date, the aggregate amount of all Claims that are the subject of a Dispute Notice that have not previously been resolved or satisfied in accordance herewith or that were otherwise properly and timely asserted under this Agreement but otherwise unsatisfied as of the Escrow Release Date, including any Claims for which an Escrow Notice has been delivered but for which the ten (10) day objection period has not expired as of the Escrow Release Date.

(d) The parties shall cooperate with the Escrow Agent in good faith to execute any escrow agreement or similar agreement that may be required by the Escrow Agent in order to perform the Escrow Agent’s duties hereunder.

Section 7.05 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.13 which are subject to Article VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date (the “Indemnification Holdback Period”); provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.15, Section 4.01 and Section 4.06 (collectively, the “Fundamental Representations”) shall survive indefinitely. Subject to Article VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.06 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding with respect to Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 7.07 Cumulative Remedies. The rights and remedies provided for in this Article VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

Section 7.08 Limitations on Indemnification. Notwithstanding any provision of this Article VII to the contrary, neither Sellers nor Buyer shall not be liable for any Losses for breach of the representations and warranties of the Sellers and/or the Company beyond an aggregate amount equal to the Purchase Price.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to SHI:	Standard Holdings, Inc. C/O Voyer Law Corporation 403-134 Abbott Street, Vancouver, British Columbia, V6B 2K4. ATTN: Kellen Voyer E-mail: tomjpunch@gmail.com
with a copy (which shall not constitute notice) to:	Voyer Law Corporation 403-134 Abbott Street Vancouver, B.C. V6B 2K4 ATTN: Kellen Voyer Email: kellen@voyerlaw.com

If to De Luca: with a copy (which shall not constitute notice) to: If to Buyer:

[Insert]

ATTN: [Insert]

E-mail: [Insert]

[Insert]

ATTN: [Insert]

E-mail: [Insert]

Creatd Partners, LLC

2050 Center Avenue - #640

Fort Lee, NJ 07024

ATTN: Chelsea Pullano

Facsimile: (201) 608-7536

E-mail: chelsea@creatd.com

with a copy (which shall not constitute notice) to:	Brody Wilkinson PC 2507 Post Road Southport, CT 06890 ATTN: Thomas J. Walsh, Jr., Esq. Facsimile: (203) 254-1772 E-mail: twalsh@brodywilk.com

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents (and Exhibits, if any) and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08 Governing Law; Arbitration; Waiver of Jury Trial.

(a) This Agreement, including all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be within the State of New Jersey, and the arbitral proceedings shall be conducted in English.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.10 Consent to Sale. Dufault acknowledges and agrees that she has received adequate notice of the proposed Transfer (as defined in the Stockholder’s Agreement) of the Purchased Shares pursuant to and in accordance with the terms of this Agreement in full and complete satisfaction of Sellers’ obligations to provide such notice thereof under the Stockholder’s Agreement, and, conditional upon the occurrence of Closing, does hereby knowingly, voluntarily, unconditionally and irrevocably waive all right of first refusal, right of first offer and other preemptive rights she may have under Article IV of the Stockholder’s Agreement with respect to the Purchased Shares and the transactions contemplated by this Agreement.

Section 8.11 Voluntary Participation. Each of the parties to this Agreement hereby warrants, represents and acknowledges to each other that they: (a) have been advised to consult with their own separate counsel for individual legal advice regarding this Agreement and have either received advice from their own legal counsel or have declined the opportunity to do so; (b) have read all provisions of this agreement and fully understand all of the provisions hereof; and (c) are entering into this agreement voluntarily and without coercion or undue influence of any kind.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

CREATD PARTNERS, LLC

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

SELLERS:

/s/ Mark De Luca
Mark De Luca

STANDARD HOLDINGS INC.

By:	/s/ Thomas Punch
Name:	Thomas Punch
Title:	Authorized Signatory

Solely with respect to Section 8.10:

/s/ Stephanie Roy Dufault
Stephanie Roy Dufault

[Signature Page to Stock Purchase Agreement]